EXHIBIT 99.2

Investor Contacts:	Media Contacts:
Dan Spiegelman SVP & Chief Financial Officer (650) 384-8509	John Bluth Director, Corporate Communications (650) 384-8850

Christopher Chai Treasurer & Executive Director, Investor Relations (650) 384-8560

CV THERAPEUTICS ANNOUNCES PRIVATE OFFERING OF SENIOR

SUBORDINATED CONVERTIBLE DEBENTURES

PALO ALTO, Calif., June 13, 2003—CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that it has agreed to sell $100 million aggregate principal amount of its 2.00% Senior Subordinated Convertible Debentures due 2023 through a private placement to qualified institutional buyers pursuant to Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act of 1933, as amended. The Company expects to close the transaction on or about June 18, 2003. The Company has also granted to the initial purchasers of the Debentures a 30-day option to purchase up to an additional $25 million of the Debentures.

The Company may redeem all or a portion of the Debentures at any time after May 16, 2006. In addition, holders of the Debentures have the right to require the Company to purchase all or a portion of their Debentures on May 16, 2010, May 16, 2013 and May 16, 2018. The Debentures will be convertible by holders only during certain time periods and under certain circumstances into shares of the Company’s common stock at an initial conversion rate of 21.0172 shares of common stock per $1,000 principal amount of Debentures (subject to adjustment in certain circumstances), which represents an initial conversion price of $47.58 per share of common stock based on the issue price of the Debentures.

The Company will use a portion of the net proceeds of the offering to fund an escrow account to provide security for the first six scheduled interest payments on the Debentures. The Company intends to use the remaining net proceeds of the offering for general corporate purposes, which may include funding research, development and product manufacturing, development of clinical trials, preparation and filing of new drug applications, product commercialization, increasing its working capital, reducing indebtedness and capital expenditures.

The Debentures have not been registered under the Securities Act or any applicable state securities laws. Unless so registered, the Debentures may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. For more information, please visit CV Therapeutics’ website at http://www.cvt.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the company’s anticipated use of the proceeds of the offering, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including early stage of development of the company’s drugs; the timing of clinical trials; the Company’s dependence on collaborative and licensing agreements; and other risks detailed from time to time in CVT’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003.